PricewaterhouseCoopers DA
N-0245 Oslo
Telephone +47 23 16 00 00
Fax +47 23 16 10 00

EXHIBIT 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 19, 2004 relating to the financial statements and financial statement schedules that appear in Eksportfinans ASA’s Annual Report on Form 20-F for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

May 25, 2004
Oslo, Norway

PricewaterhouseCoopers DA

Offices: Oslo Arendal Bergen Drammen Fredrikstad Førde Hamar Kristiansand Mandal Mo i Rana Stavanger Tromsø Trondheim Tønsberg Ålesund
PricewaterhouseCoopers refers to the member firms of the worldwide PricewaterhouseCoopers organization
Members of Den norske Revisorforening | Foretaksregisteret: NO 933 922 847
www.pwcglobal.com/no